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                                                                    Exhibit 4.13

                               AMENDMENT NO. 2 TO

               AMENDED AND RESTATED CONSORTIUM AGREEMENT ("ARCA")

      Amendment No. 2 to Amended and Restated Consortium Agreement, dated as of September 5th, 2006 (this "Amendment"), by and among Aeroports de Paris Management ("ADPM"), a French state-owned entity with legal capacity and its own assets, Aeroports de Paris ("ADP"), Aeroinvest, S.A. de C.V. ("Aeroinvest"). a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"). Constructoras ICA, S.A. de C.V. ("CICASA") and Controladora de Operaciones de Infraestructura, S.A. de C.V. ("COINSA"), as joint and several obligors of Aeroinvest, with the acknowledgment and agreement of Servicios de Tecnologia Aeroportuaria, S.A. de C.V. ("SETA").

      WHEREAS, SETA is the Strategic Partner of GACN with an ownership interest of 15% of the capital stock of GACN, held through a Mexican trust with Banco Nacional de Comercio Exterior, Sociedad Nacional de Credito, Division Fiduciaria.

      WHEREAS, CICASA and COINSA are the joint and several obligors of the obligations of Aeroinvest under the ARCA, as amended and as may be further amended or supplemented from time to time.

      WHEREAS, ADP has transferred to ADPM ADP's interest in SETA consisting of 25.5% of the outstanding capital stock of SETA and certain shareholder loans against SETA.

      WHEREAS, as of the date of this Amendment, ADPM and Aeroinvest are the shareholders (the "Shareholders") of SETA, with ownership interests of 25.5% and 74.5% respectively, in the capital stock of SETA.

      WHEREAS, in connection with the transfer of ADP's participation in SETA to ADPM, the parties hereto have determined that it is in their mutual interest to amend the terms of the ARCA on the terms and subject to the conditions set forth herein.

      NOW THEREFORE, in consideration of the foregoing premises, the parties hereto each hereby consents to the following:

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                                    AGREEMENT

      SECTION 1. CAPITALIZED TERMS. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the ARCA, as amended and supplemented by this Amendment.

      SECTION 2. REFERENCES. Except as provided in Section 3 below, all reference to the term "ADP" throughout the ARCA shall be replaced by the term, "ADPM".

      SECTION 3. AMENDMENTS TO CLAUSE 9.3. Clause 9.3 is hereby amended to read as follows:

            "9.3. Prices & Sharing of the Management Fee

            Each Party shall bill its services to the Strategic Partner at previously and unanimously agreed costs. Staff costs and other External Costs shall he repaid to the Parties if properly incurred in accordance with this Agreement.

            The remaining part of the Management Fee will he shared between the Parties according to their Interest in the Strategic Partner, after the deduction of an amount payable to ADP, (or ADPM if the Operation Agreement is transferred to from ADP to ADPM) in the month of December of every calendar year, commencing on December 2005, equal to the highest of

                  (a) 8% of the yearly incremental EBITDA of GCN when comparing EBITDA of GCN as of November 30 on the year prior to the year when the calculation is made against EBITDA as of November 30 on the year of calculation, and

                  (b)   US$150,000 dollars,

            which amount payable to ADP (or ADPM if the Operation Agreement is transferred to from ADP to ADPM) (a) shall be payable for as long as ADPM continues to be the Airport Operator (as the term "Socio Operador Aeroportuario" is defined in the Participation Agreement) and (b) shall be pari passu in priority and payment to the Secured Credit Agreement but senior in

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            priority and payment to any other contractual obligation of the
            Strategic Partner which is not mandatory preferred by operation of law."

      SECTION 3. RATIFICATION OF OTHER TERMS. All other terms and conditions of the ARCA which are not specifically amended by this Amendment shall remain unchanged and are hereby ratified by the parties hereto and shall continue to be in full force and effect.

      SECTION 4. EFFECT OF AMENDMENT. In the event of any conflict between the provisions of this Amendment and either the ARCA or any other agreement executed prior to the date hereof, the provisions of this Amendment shall prevail over the provisions of the ARCA, and the specific provisions of this Amendment shall prevail over any general provisions in other agreements relating to the same subject matter except if such specific provisions would breach applicable law or any provision of any of the Transaction Documents.

      IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 2 to the Amended and Restated Consortium Agreement to be executed by its authorized representative as of this 5th day of September, 2006.

ADPM                                        AEROINVEST, S.A. DE C.V.

By /s/ Dominique Pannier                    By /s/ Pedro Martinez Becerrk
   -----------------------------               ----------------------------
Name:  Dominique Pannier                    Name:  Pedro Martinez Becerrk
Title: Authorized Representative            Title: Authorized Representative

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ACCEPTED AND AGREED AS OF THIS 5th DAY OF SEPTEMBER, 2006

AEROPORTS DE PARIS

By /s/ Marc Noyelle
   -----------------------------
Name:  Marc Noyelle
Title: Director General Pi

ACCEPTED AND AGREED AS OF THIS 5th DAY OF SEPTEMBER, 2006

CONSTRUCTORAS ICA, S.A. DE C.V.

By /s/ Pedro Martinez Becerril
   -----------------------------
Name:  Pedro Martinez Becerril
Title: Legal Representative

ACCEPTED AND AGREED AS OF THIS 5TH DAY OF SEPTEMBER, 2006

CONTROLADORA DE OPERACIONES DE INFRAESTRUCTURA, S.A. DE C.V.

By /s/ Pedro Martinez Becerril
   -----------------------------
Name:  Pedro Martinez Becerril
Title: Legal Representative

ACCEPTED AND AGREED AS OF THIS 5TH DAY OF SEPTEMBER, 2006

SERVICIOS DE TECNOLOGIA AEROPORTUARIA, S.A. DE C.V.

By /s/ Luis Zarate Rocha
   -----------------------------
Name:
Title:

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